Amended and Restated
Employment Agreement
This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into as of May 21, 2019, by and between Flagstar Bancorp, Inc., a Michigan corporation (the “Company”), Flagstar Bank, FSB, a federally chartered savings bank and wholly-owned subsidiary of the Company (the “Bank” and, together with the Company, “Flagstar”) and Lee Smith (the “Executive”). The Company, the Bank and Executive are referred to collectively as the “Parties” and individually as a “Party.”
WHEREAS, the Parties previously entered into an employment agreement dated as of October 22, 2018 (the “Original Agreement”); and
WHEREAS, pursuant to Section 10 of the Original Agreement, the Parties may amend the agreement; and
WHEREAS, the Parties desire to amend and restate the Original Agreement on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the Parties agree as follows:
1.    Term. Flagstar agrees to continue to employ Executive and Executive agrees to continue his employment on the terms and conditions set forth herein. Executive's employment hereunder shall be effective as of May 21, 2019 (the “Effective Date”) and shall continue until December 31, 2020, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on December 31, 2020 and on each anniversary thereafter (December 31, 2020 and each anniversary thereof, a “Renewal Date”), the term of this Agreement shall be automatically extended for an additional twelve (12) month period, unless Flagstar or Executive provides written notice (“Non-Renewal Notice”) to the other Party of its intention not to extend the term of the Agreement at least one hundred eighty (180) days prior to the next Renewal Date. The period during which Executive is employed under this Agreement (including any extensions) is referred to as the “Employment Term.”

2.    Position and Duties.

2.1    Position. During the Employment Term, Executive shall serve as the Executive Vice President and Chief Operating Officer of the Bank.
2.2    Duties. During the Employment Term, Executive shall have such duties, authorities, and responsibilities commensurate with his positions and such other duties and responsibilities consistent with Executive's positions as shall be determined from time to time by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Bank. Executive shall faithfully perform the duties of his employment and shall devote substantially all of his business time and attention to the performance of such duties. Executive will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services, directly or indirectly, without the prior written consent of the Board. Notwithstanding the foregoing, Executive will be permitted to (a) act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization in accordance with the Bank’s Conflict of Interest Policy, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, activities described in clauses (a) and (b) above do not interfere with the performance of Executive's duties. If requested by the Board, Executive shall serve as an executive officer and/or as a director of each of the Company's subsidiaries which are material to the business of the Company as determined by the Board in its sole discretion (collectively, the “Material Subsidiaries”).
2.3    Freedom to Contract. Executive represents and warrants that Executive has the right to enter into this Agreement, that he is eligible to continue employment by the Company and the Bank and that no other written or verbal agreements exist that would be in conflict with or prevent performance of any portion of this Agreement, including restrictive covenants. Executive represents and warrants that he has not made and will not make any contractual or other commitments that do or would conflict with or prevent Executive’s performance of his obligations hereunder, including agreements not to compete, agreements not to solicit and/or confidentiality agreements.

3.    Location. The principal place of Executive's employment shall be the Company's principal executive office currently located in Troy, Michigan, except required travel on Company or Bank business.

4.    Compensation. Subject to the terms and conditions of this Agreement, during the Employment Term, Executive shall be eligible to receive the following compensation and benefits.

4.1    Base Salary. Executive’s annual rate of base salary shall be reflected in the Company’s records (as in effect from time to time, the “Base Salary”). Flagstar shall pay the Base Salary in periodic installments in accordance with its payroll practices. Base Salary shall be reviewed at least annually by the Board, or a committee thereof, and may be increased (but not decreased).
4.2    Annual Bonus.   Executive shall continue to be eligible to participate in the Company’s Annual Incentive Program or such successor plan or program (“AIP”). Executive's target annual incentive or AIP opportunity shall not be less than 125% of Base Salary (the “Target Bonus”).
4.3    Equity Awards. Executive is also a participant in Flagstar’s Executive Long Term Incentive Program as evidenced by (i) the Executive Long Term Incentive Program dated effective as of October 22, 2015 (“ExLTIP”), and (ii) the 2018 Executive Long Term Incentive Program dated effective as of March 20, 2018 (“2018 ExLTIP”), issued pursuant to the Company 2016 Stock Award and Incentive Plan (the “2016 Plan”). Executive shall also be eligible to participate in, and to receive equity grants under, the 2016 Plan and such other equity-based plans of the Company on such terms and conditions as may be determined by the Board from time to time in its sole discretion. The terms and conditions of any such additional equity awards will be subject to the terms of the applicable plan and any applicable award documents.

4.4    Fringe Benefits and Employee Benefits. Executive shall be entitled to participate in the employee benefit plans, practices, and programs maintained by Flagstar, as in effect from time to time, that are generally available to other senior executive employees of Flagstar, including retirement plans, supplemental retirement plans, deferred compensation plans, life insurance plans, medical insurance plans, dental plans, accidental death and disability plans, and other fringe benefits.

4.5    Business Expenses. Executive shall be entitled to reimbursement for all reasonable business expenses incurred in connection with the performance of Executive's duties hereunder in accordance with Flagstar's business expense reimbursement policies and procedures as in effect from time to time.

4.6    Legal Fees Incurred in Negotiating the Agreement. Flagstar shall pay or Executive shall be reimbursed for Executive's reasonable legal fees incurred in negotiating and drafting this Agreement up to a maximum of $10,000.

4.7    Car.  Flagstar shall reimburse Executive for the costs of leasing an automobile in an amount authorized by the Compensation Committee, per calendar year.
4.8    Club Membership. Flagstar shall pay for, or reimburse Executive for, dues, assessments, special assessments and normal business expenses for membership of Executive at the (i) Detroit Athletic Club and (ii) the Birmingham Country Club in accordance with Flagstar's business expense reimbursement policies and procedures as in effect from time to time.
4.9    Indemnification and Directors and Officers Liability Insurance. Flagstar shall, to the fullest extent permitted by applicable law, indemnify Executive with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of Flagstar or other entity) by reason of the fact that Executive is or was a director or officer of Flagstar or of any subsidiary of Flagstar or is or was serving at the request of Flagstar as a director, officer, employee, general partner, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), against expenses, (including, but not limited to, attorneys’ fees and costs), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such director or officer in connection with such action, suit or proceeding, which amounts Flagstar will advance to Executive as the same are incurred; however, Executive shall repay any expenses paid or reimbursed by Flagstar if it is ultimately determined by order of a court of competent jurisdiction (without further right of appeal) that Executive is not legally entitled to be indemnified by Flagstar. If applicable law requires that the Board or the board of directors of the Bank, as applicable, make an investigation and/or determination of the matter for which indemnification is being sought prior to paying or reimbursing Executive, Flagstar shall use its commercially reasonable best efforts to cause the investigation to be made (at Flagstar's expense) and to have the Board reach a determination as soon as reasonably possible. During the Employment Term, Flagstar shall maintain directors and officers liability insurance with coverage limits of at least the amount in effect on the date hereof. Flagstar’s obligations to indemnify Executive and to advance or reimburse expenses provided by this Section shall continue after the termination of this Agreement or Executive’s employment for any reason. The rights to indemnification and advancement or reimbursement of expenses provided by this Section shall not be deemed exclusive of any other rights to which Executive may be entitled under any charter, bylaw, other organization document, agreement, vote of shareholders or directors or otherwise.

5.
Termination of Employment. The Employment Term and Executive's employment hereunder may be terminated prior to the expiration of the Employment Term by either Flagstar or Executive at any time and for any reason. Upon termination of Executive's employment during or at the end of the Employment Term, Executive shall be entitled to the compensation and benefits in accordance with this Section 5. Notwithstanding any provision in this Agreement to the contrary, unless the terms of the award documents applicable to the ExLTIP or the 2018 ExLTIP provide for a more favorable result in connection with the termination of Executive’s employment, the terms applicable to the ExLTIP and the 2018 ExLTIP pursuant to this Section 5 will apply.

5.1    Termination of Employment for Cause or without Good Reason.

(a)    Executive's employment hereunder may be terminated by Flagstar for Cause or by Executive without Good Reason. If Executive's employment is terminated by Flagstar for Cause or by Executive without Good Reason, Executive shall be entitled to receive:

(i)    any accrued but unpaid Base Salary which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with Flagstar’s payroll procedures;

(ii)    any earned but unpaid Annual “AIP” payment with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date, except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement;

(iii)    a pro rata portion of the Annual “AIP” payment with respect to the fiscal year in which the Termination Date occurred, based on the actual level of achievement of the applicable performance goals, which shall be paid on the date that bonuses under the AIP are paid to officers generally, except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement;

(iv)    reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with Flagstar’s business expense reimbursement policies; and

(v)    vested employee benefits, if any, to which Executive may be entitled under Flagstar’s employee benefit plans as of the Termination Date; which shall be subject to, and paid in accordance with, Flagstar's employee benefit plans.
Items 5.1(a)(i) through 5.1(a)(v) are referred to herein collectively as the “Accrued Amounts.”

(b)    For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following: (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect of duties; (ii) repeatedly and willfully failing to adhere to the directions of the Board or the material written policies and practices of Flagstar; (iii) any intentionally unlawful act that causes material damage to the property or business of Flagstar; (iv) Executive’s material breach of any provision of this Agreement; (v) fraud, misappropriation, personal dishonesty or embezzlement by Executive, in each case which causes material damage to the property or business of Flagstar; or (vi) Executive’s conviction of, or plea of nolo contendere to, a felony, a crime of moral turpitude or any crime involving Flagstar that causes material damages to the property or business of Flagstar. For purposes of this Agreement, no act or failure to act on the Executive’s part will be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of Flagstar or an affiliate of Flagstar. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel will be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of Flagstar or an affiliate.
Executive's termination of employment shall not be deemed to be for Cause unless and until the Board delivers to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the Board (after reasonable advance written notice (and in any event not less than ten (10) days notice) is provided to Executive setting forth in reasonable detail the specific conduct alleged to constitute Cause and which clause of the Cause definition is at issue and Executive is given an opportunity, together with legal counsel, to be heard before the Board prior to the vote on such resolution), finding that Executive has engaged in the conduct set forth in clauses (i) to and including (v) above. Executive shall have thirty (30) business days from the delivery of written notice by the Board within which to cure acts set forth in clauses (i) to (v) above.

(c)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case, without Executive's written consent:

(i)    A reduction in Executive's Base Salary or target annual incentive opportunity, from the levels then in effect;

(ii)    a failure by Flagstar to pay compensation due and payable to Executive in connection with his employment;
(iii)    a material adverse change or a material diminution in Executive’s positions, reporting relationships, authorities, duties or responsibilities;

(iv)    a relocation of Executive's principal place of employment set forth in Section 3 of this Agreement by more than thirty (30) miles;

(v)    any material breach by Flagstar of this Agreement; or
(vi)    Flagstar provides a Non-Renewal Notice to Executive.

Executive cannot terminate his employment for Good Reason unless Executive: (A) gives the Company written notice of his objection to such above-described event or condition within ninety (90) days following the occurrence of such event or condition, (B) such event or condition is not corrected, in all material respects, by the Company within thirty (30) days following the Company’s receipt of such notice (or if such event or condition is not susceptible to correction within such 30-day period, the Company has not taken all reasonable steps within such 30-day period to correct such event or condition as promptly as practicable thereafter) and (C)  Executive resigns his employment not more than thirty (30) days following the expiration of the 30-day period described in the foregoing clause (B); provided, however, that, notwithstanding the foregoing, Executive shall not be required to provide written notice with respect to the event described in clause (vi) above and Executive shall have sixty (60) days following receipt of the Non-Renewal Notice to resign his employment.

5.2    Termination of Employment without Cause or for Good Reason other than in connection with a Change in Control. In the event that Executive's employment under this Agreement is terminated by Executive for Good Reason or by Flagstar without Cause other than in connection with a Change in Control (as defined below) pursuant to Section 5.4 below, Executive shall be entitled to receive the Accrued Amounts and, subject to Executive's timely execution and delivery of a general release and waiver of claims in substantially the form set forth in Exhibit A (the “Release”) and such Release becoming effective following the Termination Date in accordance with its terms (the period between the Termination Date and the date that the Release becomes effective, the “Release Execution Period”), Executive shall be entitled to receive the following:

(a)    (i) an amount equal to one (1) times Executive's Base Salary, payable in a lump sum, and (ii) a lump sum payment equal to one (1) times Executive’s Target Bonus for the fiscal year in which the Termination Date occurs; such payments shall be made within sixty (60) days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, such payments shall not be made until the beginning of the second taxable year;

(b)    Flagstar shall reimburse Executive monthly for the cost of a health insurance policy covering Executive and his dependents with substantially similar coverage that Executive had prior to the Termination Date (which would include health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) if so elected by Executive and to the extent available), until the earlier of: (i) the twelve (12) month anniversary of the Termination Date; and (ii) the date on which Executive becomes eligible for health care coverage from a subsequent employer. Notwithstanding the foregoing, if Flagstar’s making payments under this Section 5.2(b) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act or any successor law (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2(b) in a manner as is necessary to comply with the ACA; and
(c)    notwithstanding the terms of the applicable plan or any award documents:

(i)    all outstanding unvested stock options rights granted to Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term; and

(ii)    all outstanding equity-based compensation awards, other than stock options and any equity awards granted under the ExLTIP (which shall remain subject to the terms of the ExLTIP award documents), shall become fully vested and the restrictions thereon shall lapse (provided that for performance-based equity awards, if any, payment will be based on the actual performance achieved for such awards as of the date of termination, which shall be paid on the date that such awards are paid to officers generally); provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award documents and that are required under Section 409A of the Internal Revenue Code shall remain in effect.

5.3    Death or Disability.

(a)    Executive's employment hereunder shall terminate automatically upon Executive's death during the Employment Term, and the Company or Executive may terminate Executive's employment on account of Executive's Disability.

(b)    If Executive's employment is terminated during the Employment Term on account of Executive's death or Disability, Executive (or Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts.
(c)    notwithstanding the terms of the applicable plan or any award documents:

(i)    all outstanding unvested stock options rights granted to Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term; and

(ii)    all outstanding equity-based compensation awards, other than stock options and any equity awards granted under the ExLTIP (which shall remain subject to the terms of the ExLTIP award documents), shall become fully vested and the restrictions thereon shall lapse (performance criteria, if any, will be deemed to have been achieved at target levels for the relevant performance period(s)); provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award documents and that are required under Section 409A of the Internal Revenue Code shall remain in effect.

(d)    For purposes of this Agreement, “Disability” shall mean Executive becomes entitled to receive long-term disability benefits under the Company long-term disability plan applicable to Executive.
5.4    Termination of Employment without Cause or for Good Reason in Connection with a Change in Control. In the event that Executive's employment hereunder is terminated by Executive for Good Reason or by Flagstar without Cause at any time during the period beginning three (3) months before and ending on the 12-month anniversary of a Change in Control, Executive shall be entitled to receive the Accrued Amounts and any awards payable in accordance with the terms of the ExLTIP and the 2018 ExLTIP (subject to this Section 5.4) and, subject to Executive's execution and delivery of the Release and such Release becoming effective, Executive shall be entitled to receive the following:

(a)    a lump sum payment equal to two (2) times the sum of Executive's Base Salary and Target Bonus for the fiscal year in which the Termination Date occurs, which shall be paid within sixty (60) days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year;

(b)    Flagstar shall reimburse Executive monthly for the cost of a health insurance policy covering Executive and his dependents with substantially similar coverage that Executive had prior to the Termination Date ) (which would include health continuation coverage under COBRA if so elected by Executive and to the extent available), until the earliest of: (i) the eighteen (18) month anniversary of the Termination Date; and (ii) the date on which Executive becomes eligible for health care coverage from a subsequent employer. Notwithstanding the foregoing, if Flagstar’s making payments under this Section 5.4(b) would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.4(b) in a manner as is necessary to comply with the ACA; and
(c)    notwithstanding the terms of the applicable plan or any award documents:

(i)    all outstanding unvested stock options rights granted to Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term; and

(ii)    all outstanding equity-based compensation awards, other than stock options and any equity awards granted under the ExLTIP (which shall remain subject to the terms of the ExLTIP award documents), shall become fully vested and the restrictions thereon shall lapse (performance criteria, if any, will be deemed to have been achieved at target levels for the relevant performance period(s)); provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award documents and that are required under Section 409A of the Internal Revenue Code shall remain in effect.
(d)    In the event Executive is entitled to benefits under this Section 5.4, then this Section 5.4 shall supersede Section 5.2.
For purposes of this Agreement, “Change in Control” is defined as the occurrence of a “Change in Control” as defined by the 2016 Plan.

5.5    Change in Control. Notwithstanding the terms of the 2018 ExLTIP, in the event of a Change in Control where Executive continues his employment with the acquirer following the occurrence of the Change in Control and the relevant performance goals under the 2018 ExLTIP have not yet been attained as of the Change in Control, any equity awards granted to Executive under the 2018 ExLTIP will remain outstanding.
5.6    Notice of Termination. Any termination of Executive's employment hereunder (other than termination pursuant to Section 5.3(a) on account of Executive's death) shall be communicated by written notice of termination (“Notice of Termination”) to the other Parties hereto in accordance with Section 20. The Notice of Termination shall specify:

(a)    The termination provision of this Agreement relied upon;

(b)    To the extent applicable, a summary of the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated; and

(c)    The applicable Termination Date.

5.7    Termination Date. Executive's “Termination Date” shall be:

(a)    If Executive's employment terminates on account of Executive's death, the date of the Executive's death;

(b)    If Executive's employment is terminated on account of Executive's Disability, the date specified by the Company;

(c)    If Executive's employment is terminated for Cause, the date the Notice of Termination is delivered to Executive after compliance by Flagstar with the provisions of Section 5.1(b);

(d)    If Executive's employment is terminated without Cause, the date specified in the Notice of Termination;

(e)    If Executive terminates his employment with or without Good Reason, the date specified in Executive's Notice of Termination, provided that in the event Executive terminates employment without Good Reason, Executive provides the Company at least forty-five (45) days written notice prior to the Termination Date; and

(f)    If Executive's employment hereunder terminates because either Party provides a Non-Renewal Notice pursuant to Section 1, the Renewal Date immediately following the date on which the Party delivers the Non-Renewal Notice to the other Party.
Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which Executive incurs a "separation from service" within the meaning of Section 409A.

5.8    Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as provided in Sections 5.2(b) and 5.4(b) (with respect to medical insurance continuation), any amounts payable pursuant to this Section 5 shall not be reduced by compensation Executive earns on account of employment with another employer.
5.9    Regulatory Actions.

(a)    If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
(b)    If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
(c)    If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.
(d)    All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank;
(i) By the Comptroller of the Currency, or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in 13(c) of the Federal Deposit Insurance Act; or

(ii) (A) By the Comptroller of the Currency or his or her designee, at the time the Comptroller, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition.

Any rights of the parties that have already vested, however, shall not be affected by such action.

6.    Restrictive Covenants. In consideration of Executive entering into this Agreement, Executive shall enter into the Non-Competition, Non-Solicitation and Confidential Information Agreement set forth on Exhibit B.
7.    Arbitration. The Parties agree that arbitration is the required and exclusive forum for the resolution of all disputes between them in any way related to this Agreement or Executive’s employment and separation from employment from Flagstar, including but not limited to, any statutory or common law claims alleging unpaid compensation, unpaid wages or overtime pay, discrimination, harassment, retaliation, breach of express or implied contract, defamation and/or negligence. Specifically excluded are workers' compensation and unemployment compensation benefits, or claims under an executive benefit plan that specifies its claims procedure shall culminate in different arbitration procedures. Any Party seeking to pursue a claim shall do so by sending written notice pursuant to Section 20 hereof. Within five days thereafter, the Party seeking arbitration will submit the claim to the American Arbitration Association (the “AAA”). The arbitration will be in accordance with the national employment rules of the AAA, except that in no event may the AAA unilaterally select an arbitrator without the written consent of both Executive and Flagstar. The Parties may agree to a private arbitrator mutually selected by the Parties, in which case the AAA employment rules will apply to the conduct of the hearing. Any arbitration proceeding will be governed by the Federal Arbitration Act. Claims against officers, directors and other executives or agents of Flagstar are included in this agreement to arbitrate. Flagstar will pay Executive's portion of the AAA filing fee in an amount up to $250.00 (or the then current filing fee if it exceeds $250.00) as well as the fees and costs of the arbitrator and any AAA administrative costs. Any arbitration hearing will be conducted in the city or region closest to Executive’s residence, unless the Parties mutually agree to conduct the hearing in another location.
An arbitrator's award must be in writing, with specific findings of fact, and will be enforceable by judgment entered upon the award in any court having jurisdiction. In reaching any decision, the arbitrator will interpret and be bound by this Agreement (and cannot add or disregard any provision of this Agreement) as well as applicable federal, state or local law. Any arbitration will provide each Party with all substantive rights and remedies provided under any applicable federal or state law related to such claim, including but not limited to, any legal or equitable remedy available in a court of competent jurisdiction such as money damages and legal fees. In the event of a conflict between this Agreement and any policy, rule or practice of Flagstar or the AAA, the arbitrator is bound by the terms of this Agreement. Nothing in this agreement to arbitrate precludes Flagstar or Executive from seeking temporary or permanent injunctive or declaratory relief from a court of competent jurisdiction relative to any alleged breach of an applicable non-compete or trade secret agreement between the Parties. Neither Party shall be entitled to: (i) join or consolidate claims in arbitration by or against other executives, (ii) arbitrate any claim against the other party as a representative or member of a class or collective action, or (iii) arbitrate any claim in a private attorney general capacity.

8.    Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Michigan without regard to conflicts of law principles.

9.    Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Executive and Flagstar pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.
10.    Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by Flagstar. No waiver by the Parties of any breach by another Party of any condition or provision of this Agreement to be performed by another Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by any Party in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.
11.    Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted or amended) established by Flagstar providing for the clawback or recovery of amounts that were paid to Executive. The Board will make any determination for clawback or recovery in its reasonable discretion in good faith and such determination shall be binding on all parties.
12.    Stock Ownership Requirements. During the Employment Term, Executive shall be expected to maintain ownership of Common Stock in accordance with guidelines established by the Board from time to time.
13.    Tax Withholding. Flagstar shall have the right to withhold from any amount payable under this Agreement any federal, state, and local taxes in order for Flagstar to satisfy any withholding tax obligation it may have under any applicable law or regulation.

14.    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

15.    Headings. Headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

16.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

17.    Section 409A.

17.1    General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code and any regulations or guidance promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as “separation pay” or as a “short-term deferral” shall be excluded from Section 409A to the maximum extent possible.

For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, Flagstar makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall Flagstar be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

17.2    Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on Executive's death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

17.3    Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)    the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)    any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)    any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

18.    Section 280G. In the event that part or all of the payments or benefits to be paid or provided to Executive under this Agreement together with the aggregate present value of payments, consideration, compensation and benefits under all other plans, arrangements and agreements applicable to Executive (“Total Payments”) will be subject to an excise tax under the provisions of Code Section 4999 (“Excise Tax”), the Total Payments shall be reduced so that the maximum amount of the Total Payments (after reduction) will be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided, however, that the Total Payments shall only be reduced to the extent the after-tax value of amounts received by Executive after application of the above reduction would exceed the after-tax value of the Total Payments received by the Executive without application of such reduction. In making any determination as to whether the Total Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Total Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of the applicable Change in Control). If applicable, the particular payments that are to be reduced shall be subject to the mutual agreement of Executive and the Company, with a view to maximizing the value of the payments to Executive that are not reduced.
19.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Executive and the heirs, executors, assigns and administrators of Executive and shall be binding upon and inure to the benefit of Flagstar and its successors and assigns (as provided below). Executive may not assign or transfer to others the obligation to perform Executive's duties hereunder, and there are no third party beneficiaries to Executive's rights hereunder. Flagstar may assign or transfer its rights and obligations under this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Flagstar. Flagstar will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Flagstar to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Flagstar would be required to perform it if no such succession had taken place. As used in this Section 19, “Flagstar” shall mean Flagstar as hereinbefore defined and any successor to its business and/or assets as aforesaid. Any obligations of Flagstar, the Company and/or the Bank under this Agreement shall be the joint and several obligation of each of the Company and the Bank.

20.    Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the Parties by like notice):
If to Flagstar:
Flagstar Bank, FSB
5151 Corporate Drive
Troy, Michigan 48098
Attention: Chairman

If to Executive:
At the last address on file with the Company.

21.    Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the Parties shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

FLAGSTAR BANCORP, INC.
By_____________________ Name: Christine M. Reid Title: First Vice President / Secretary

EXECUTIVE
By: _____________________ Name: Lee Smith

Exhibit A

SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (The “Agreement”) is made between Lee Smith (“Executive”) and Flagstar Bank (“Employer” or “Bank”) for the benefit of Flagstar Bank and Flagstar Bancorp, and is effective as of the Effective Date stated below.

Executive was employed as an at-will Executive of Employer and Executive’s employment will end on or about «Termination_Date». In connection with Executive’s separation of employment, Employer offered Executive separation pay and other good and valuable consideration in return for a release of all claims and other terms. Executive shall have [twenty-one (21)/forty-five (45) calendar days] after the Termination Date to execute and deliver this Agreement (and not revoke it) or he/she will no longer be entitled to receive the separation pay and benefits set forth herein.

THEREFORE, in consideration of the mutual promises and payment set forth below, the receipt and adequacy of which is acknowledged, the parties agree as follows:

1.    Date of Termination. Executive’s date of termination is «Termination_Date» (“Date of Termination”). Subject to any right to continue group health benefits under COBRA, Executive’s eligibility for all benefits provided by Employer will end on __________. Except as specifically provided in this Agreement, the Non-Competition, Non-Solicitation and Confidential Information Agreement dated as of [DATE], and any written agreement signed by Executive concerning the protection of trade secrets or intellectual property belonging to the Bank, all other agreements, contracts, commitments and understandings between Executive and Employer, whether oral or written, concerning the subject matter of this Agreement are superseded by this Agreement.

2.    Separation Pay and Consideration for Release. In consideration of the release of claims and other promises in this Agreement by Executive, Employer will pay Separation Pay and other consideration as follows provided the 7-day revocation period described below has expired without revocation by Executive:

A.	Separation Pay: As noted in Section 5.2 of the Employment Agreement dated May 21, 2019.
A.
Executive agrees that payments and benefits described in the above paragraphs provided by Employer are good and valuable consideration for this Agreement and Executive’s release of claims, and are in excess of any earned wages, benefits or other amounts to which Executive is entitled as of the Date of Termination. Executive further acknowledges and warrants that Executive has received all wages, bonuses, overtime, vacation pay and other benefits and compensation due or owing by virtue of Executive’s employment, and further specifically warrants and agrees that he or she received all leaves of absences, including but not limited to, all FMLA leave, and all paid or unpaid time off that Executive requested or was otherwise eligible for while employed by Employer. Executive agrees to promptly pay in full all federal, state or local taxes due or owed on any separation payments made pursuant to this Agreement.

3.    Other Payments. In connection with Executive’s separation from employment, on the Date of Termination, Employer will also pay any accrued and unused PTO and any other benefits payable upon termination for which Executive is eligible in accord with the express terms of any agreement, benefit plan or Bank policy and applicable state law.

4.    Mutual General Release of all Claims.

(A) Executive fully, completely and forever releases and discharges Flagstar Bank and Flagstar Bancorp, their current or former parent corporations, units, divisions, subsidiaries, foundations, benefit plans, related or affiliated entities, and all current or former officers, directors, shareholders, employees, donors, agents, attorneys, plan administrators, fiduciaries, successors and assigns of Flagstar Bank, Flagstar Bancorp, and any entity or unit described above (collectively referred to as “Released Parties”) from any and all claims, appeals, controversies, disputes, issues, allegations, loss of services, attorneys’ fees, liabilities, grievances, damages and causes of action of any kind, nature or description, arising from any act, omission, conduct, fact or circumstance existing as of the date Executive signs this Agreement.

This release includes, but is not limited to, all workplace disputes, issues or allegations, and all claims or allegations for unpaid compensation, unreimbursed expenses, bonuses, stock options, wrongful discharge, breach of contract, negligence, defamation, fraud and personal injury (including, but not limited to, mental or emotional anguish, humiliation, embarrassment, loss of professional status, prestige and self-esteem), as well as all claims for loss of consortium or support or affection, and all damages, costs, expenses, compensation, benefits, and attorneys’ fees. This general release also includes all claims and rights under any federal, state or local law or regulation, including but not limited to, Title VII of Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Family and Medical Leave Act, the Americans with Disabilities Act, the Lilly Ledbetter Fair Pay Act, the Equal Pay Act; the Fair Credit Reporting Act; the

Genetic Information Nondiscrimination Act; the Michigan Persons with Disabilities Civil Rights Act, the Michigan Wages and Fringe Benefits Act, the Michigan Whistleblowers Protection Act, and the Michigan Elliott Larsen Civil Rights Act, and/or any other federal, state or local constitution, statute, ordinance or regulation. By signing below, Executive acknowledges and agrees that this general release also includes any and all claims which in any way involve or arise from Executive’s employment or separation from employment with Employer based on events occurring up to and including the date Executive signs this Agreement.

By signing this Agreement, Executive gives up and discharges any such issues, disputes, allegations and claims described above, except for: (i) claims for breach of this Agreement; (ii) claims for health insurance benefits under COBRA or any vested benefits under a retirement plan governed by ERISA; (iii) statutory claims for unemployment or workers’ compensation benefits that are not waivable as a matter of law; (iv) equity awards which by their terms survive the termination of Executive’s employment; and (v) rights to indemnification and reimbursement and advancement of expenses under any charter, bylaw, other organization document, agreement, vote of shareholders or directors or otherwise. The parties further agree that no future claims based on facts or circumstances arising after the execution of this Agreement are waived. Notwithstanding any other provision in this Agreement, nothing in this Agreement precludes or limits in any way Executive’s right to file a charge or participate or cooperate in any proceeding conducted by the EEOC or comparable state or local fair employment agency. Executive has the right to have a court determine the validity of the above waiver and release of ADEA claims.

(B)    Flagstar Bank and Flagstar Bancorp, for each of them and their respective current or former parent corporations, units, divisions, subsidiaries, foundations, benefit plans, related or affiliated entities, and all current or former officers, directors, shareholders, employees, donors, agents, attorneys, plan administrators, fiduciaries, successors and assigns of Flagstar Bank, Flagstar Bancorp, and any entity or unit described above (collectively referred to as “Flagstar Parties”) fully, completely and forever releases and discharges Executive and his estate, administrators, personal representatives, heirs and beneficiaries, from any and all claims, appeals, controversies, disputes, issues, allegations, loss of services, attorneys’ fees, liabilities, grievances, damages and causes of action of any kind, nature or description, arising from any act, omission, conduct, fact or circumstance existing as of the date Executive signs this Agreement that are known by the Board of Directors of Flagstar Bank and Flagstar Bancorp, respectively, on such date, except for: (i) claims under this Agreement; and (ii) claims under the Non-Competition, Non-Solicitation and Confidential Information Agreement dated as of [DATE] among Executive, Flagstar Bancorp and Flagstar Bank.

5.     No Admission of Liability. This Agreement is the good faith settlement of any and all disputes existing as of the date signed or otherwise arising out of Executive’s employment or separation of employment with Employer. This Agreement does not constitute and shall not be used as an admission by either party of any liability, wrongdoing, or violation of any law.

6.    Confidential Trade Secrets. Executive agrees not to directly or indirectly disclose, publish or make use of confidential trade secret information concerning Employer without the prior written consent of an Executive Vice President of Employer, unless such information becomes a matter of general public knowledge without action by Executive. Confidential trade secret information includes, but is not limited to, business strategy; customer lists and information about customer needs, specification or requirements; systems operations and capability information; financial, accounting or marketing information; and other risk management or proprietary information or records of Employer. Nothing in this Agreement precludes or limits Executive from fully participating or cooperating in any proceeding or investigation by any government agency related to Executive’s duties for Employer. Executive will immediately return to Employer all confidential, trade secret and proprietary information in Executive’s possession or control (whether written, printed, electronic or photographic) and agrees not to maintain or retain copies or handwritten summaries of any such information following the Date of Termination. Executive expressly understands and agrees that his/her obligation not to directly or indirectly disclose, publish or make use of any above described confidential or trade secret information survives termination or expiration of this Agreement and applies to any subsequent employment by Executive.

7.     Return of Company Property and Cooperation. Executive further agrees to return to Employer on or before the Date of Termination all property in Executive’s possession or control belonging to Employer, including, but not limited to, keys, files, cellular phones, credit cards, laptops, computer hardware or software, passwords, codes, books, customer documents, files and all records, and to promptly reconcile all expense accounts. Executive agrees not to retain copies of any property belonging to Employer, whether on paper, tape, disk, or in any electronic or other medium after the Date of Termination. Executive agrees to reasonably cooperate and be available to the Bank (or its Counsel), at the Bank’s expense for out of pocket expenses, as the Bank may reasonably request to assist in any administrative, agency or other matter, including litigation or potential litigation, over which Executive may have knowledge or information based on his or her employment with Flagstar.

8.    Knowing and Voluntary Acknowledgment. Employer advises and encourages Executive to consult with an attorney prior to signing this Agreement. Executive acknowledges that (a) Executive has read this Agreement in its entirety and understands all of its terms; (b) Executive has had the opportunity to consult with an attorney of his or her own choice prior to executing this Agreement; (c) he or she is responsible for any costs and fees resulting from an attorney reviewing this Agreement; (d) Executive knowing, freely and voluntarily enters into this Agreement and the above general release of claims of Executive’s own free will without any duress or coercion by Employer or its representatives, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled; (e) Executive is not waiving or releasing rights or claims that may arise after Executive signs this Agreement; and (f) Executive understands that the waiver and release in this Agreement is being requested in connection with the termination of Executive’s employment with Employer.

9.    Consideration Period. Executive acknowledges that in accordance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Executive has been given at least [twenty-one (21) days/forty-five (45) days] to review and consider this Agreement before signing it. Executive acknowledges that if he or she chooses to sign this Agreement prior to the expiration of that [21-day/45-day period], he or she expressly waives any remaining portion of the 21-day/45-day consideration period].

10.    Binding Nature, Modification, Severability and Governing Law. The waiver of a breach of any term of this Agreement does not operate as a waiver of any other or subsequent breach. This Agreement is binding on Employer, its affiliates and all respective successors and assigns, as well as Executive’s personal representatives and heirs. This Agreement may not be assigned by Executive without the prior written consent of an Executive Vice President of Employer. No amendment or modification of this Agreement is binding unless in writing, specifically refers to this Agreement, and is signed by both Executive and an Executive Vice President of Employer. Any ambiguity in this Agreement will not be construed presumptively against any party. If any court or competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable, such provisions shall be considered removed from this Agreement and the remaining provisions will continue in full force and effect to the fullest extent allowed by applicable law. This Agreement will be interpreted in accord with the laws of the State of Michigan, regardless of any conflict of law provisions. This Agreement may be executed by facsimile and/or in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one agreement.

11.    Medicare Reporting. Executive affirms that he/she is not and has never been a recipient of Medicare benefits, is not otherwise eligible for Medicare benefits, and Medicare has not notified Executive (nor is Executive aware of) any Medicare liens applicable to Executive. Executive acknowledges that none of the Separation Pay is for medical treatment or injuries to Executive caused or attributed to the Employer. The parties have made every effort to adequately protect Medicare’s interest, if any, in this Agreement, and have not shifted responsibility for medical treatment to Medicare in contravention of federal law. Any present or future action or decision by Center for Medicare Services (CMS) regarding this Agreement, or Executive’s eligibility or entitlement to Medicare or Medicare payments, will not render this release void or ineffective, or affect the finality of this Agreement or release of claims. Executive waives any and all private causes of action for damages pursuant to 42 U.S.C. 1395, and acknowledges that the Employer will report any payments to CMS if specifically required by law to do so.

12.     Right to Revoke. Executive may revoke and cancel this Agreement and the release of claims at any time within seven (7) days after signing this Agreement by delivering written notice of revocation to Cindy Myers at 5151 Corporate Drive, Troy, Michigan, 48098. This Agreement is not effective until Executive has signed it and the revocation period has expired without revocation (“Effective Date”). If Executive does so revoke, this Agreement shall be null and void.

13.    Arbitration of Disputes. The parties agree that arbitration is the required and exclusive forum for the resolution of all disputes between them in any way related to this Agreement or Executive’s employment and separation from employment from Employer, including but not limited to, any statutory or common law claims alleging unpaid compensation, unpaid wages or overtime pay, discrimination, harassment, retaliation, breach of express or implied contract, defamation and/or negligence. Specifically excluded from this agreement are workers' compensation and unemployment compensation benefits, or claims under an executive benefit plan that specifies its claims procedure shall culminate in different arbitration procedures. Any party seeking to pursue a claim shall do so by sending written notice to Employer at 5151 Corporate Drive, c/o Patrick McGuirk, Troy, MI 48098 or to Executive at Executive's last home address on record with Employer. Within five days thereafter, the party seeking arbitration will submit the claim to the American

Arbitration Association (AAA), The arbitration will be in accordance with the national employment rules of the AAA, except that in no event may the AAA unilaterally select an arbitrator without the written consent of both Executive and Employer. The parties may agree to a private arbitrator mutually selected by the parties, in which case the AAA employment rules will apply to the conduct of the hearing. Any arbitration proceeding will be governed by the Federal Arbitration Act. Claims against officers, directors and other executives or agents of Employer are included in this agreement to arbitrate. Employer will pay Executive's portion of the AAA filing fee in an amount up to $250.00 (or the then current filing fee if it exceeds $250.00) as well as the fees and costs of the arbitrator and any AAA administrative costs. Any arbitration hearing will be conducted in the city or region closest to Executive’s residence, unless the parties mutually agree to conduct the hearing in another location.

An arbitrator's award must be in writing, with specific findings of fact, and will be enforceable by judgment entered upon the award in any court having jurisdiction. In reaching any decision, the arbitrator will interpret and be bound by this Agreement (and cannot add or disregard any provision of this Agreement) as well as applicable federal, state or local law. Any arbitration will provide each party with all substantive rights and remedies provided under any applicable federal or state law related to such claim, including but not limited to, any legal or equitable remedy available in a court of competent jurisdiction such as money damages and legal fees. In the event of a conflict between this Agreement and any policy, rule or practice of the Employer or the AAA, the Arbitrator is bound by the terms of this Agreement. Nothing in this agreement to arbitrate precludes Employer or executive from seeking temporary or permanent injunctive or declaratory relief from a court of competent jurisdiction relative to any alleged breach of an applicable non-compete or trade secret agreement between the parties. Neither party shall be entitled to: (i) join or consolidate claims in arbitration by or against other Executives, (ii) arbitrate any claim against the other party as a representative or member of a class or collective action, or (iii) arbitrate any claim in a private attorney general capacity.

EXECUTIVE UNDERSTANDS THAT HE MUST SIGN AND RETURN THIS AGREEMENT BY [DATE] OR HIS RIGHT TO THE SEPARATION PAY SHALL BE FORFEITED.
THE PARTIES HAVE FULLY CONSIDERED THIS AGREEMENT AND GENERAL RELEASE FREELY AND KNOWINGLY ENTER INTO THIS AGREEMENT AND GENERAL RELEASE.

WITNESS                        EXECUTIVE

_________________________            _________________________________

Date: _____________________            Date: _____________________

FLAGSTAR BANK

By:______________________________
Its:______________________________

Exhibit B

NON-COMPETITION, NON-SOLICTATION AND
CONFIDENTIAL INFORMATION AGREEMENT

This Non-Competition, Non-Solicitation and Confidential Information Agreement ("Agreement") is between Flagstar Bancorp, Inc., a Michigan corporation (the “Company”), Flagstar Bank, FSB, a federally chartered savings bank and wholly-owned subsidiary of the Company (the “Bank” and, together with the Company, “Flagstar”) and Lee Smith (the “Executive”), and is effective as of the time the Executive executes this Agreement.
In consideration of Employee's employment with the Company, and the compensation and benefits to be provided to Employee by the Company, Employee hereby acknowledges and agrees as follows:

1.
Confidential Information. "Confidential Information" is to be broadly interpreted and means (i) all non- public techniques/strategies and information that Company has or Executive (in the course and scope of employment with the Company) develops, compiles, acquires, or receives that has or may have commercial value or usefulness to the Company, to its clients or to their competitors in their respective businesses; (ii) all non-public information that, if disclosed without authorization, could be detrimental to the interest of Company or its clients, whether or not such information is identified as Confidential Information or otherwise “confidential” by Company or its Clients; (iii) any consumer, customer, or employee information, including all personally identifiable information of any consumer, customer, or employee in any format to which Executive may have access during employment with Company; and (iv) all information belonging to third parties, such as vendors, that the Company is bound by contract or otherwise to keep confidential. Confidential Information includes not only information disclosed by Company (including its employees, agents, and independent contractors) or its clients to Executive, but also information developed or learned by Executive in the course and scope of employment with the Company. By example only and without limitation, “Confidential Information” includes all information on trade secrets, inventions, innovations, processes, discoveries, improvements, research or development test results, specifications, data, data compilations and analyses, know-how, formats, employee information, subscriber information, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, and client, prospective client and supplier identities and contact information, characteristics and agreements, whether in print, in electronic files, or residing on non- public Internet sites.

The Company is the sole owner of the Confidential Information or is authorized by a third party to use the Confidential Information for limited purposes. Executive hereby irrevocably assigns to the Company all right, title, and interest Executive may have or may acquire during the course of or connected to employment with the Company, under any applicable law, in and to all Confidential Information.

At all times during Executive’s employment with the Company, and after such employment ends (for any reason, voluntarily or involuntarily), Executive shall hold in trust, keep confidential and shall not make any direct or indirect use or disclosure of any Confidential Information, to or for Executive’s benefit or any third party’s benefit. In the event that Executive is not sure whether certain information is Confidential Information, Executive shall err on the side of caution and treat such information as Confidential Information. It is Executive’s responsibility to understand what is considered to be Confidential Information in his/her area of work and to follow any specific guidelines and procedures set forth by his/her department to protect such Confidential Information. Employee shall not remove any Confidential Information from the Company’s premises or computer/electronic systems unless absolutely required by Executive’s job, in which case, Executive shall undertake diligent steps to insure that it remains confidential and that it is protected from loss, damage, theft and disclosure, and Employee immediately shall return the Confidential Information (and any copies thereof) to the Company’s premises computer/electronic systems.
Notwithstanding the foregoing, in certain limited circumstances described in the Company’s Confidentiality Guideline, Employee may disclose Confidential Information that consists of materials that would otherwise be subject to trade secret protection. Further, Confidential Information shall not be deemed to include information that (w) becomes generally available to the public through no fault of the Executive, (x) is previously known by the Executive prior to his receipt of such information from the Company, (y) becomes available to the Executive on a non-confidential basis from a source which, to the Executive’s knowledge, is not prohibited from disclosing such information by legal, contractual or fiduciary obligation to the Company or (z) is required to be disclosed in order to comply with any applicable law or court order.

2.
No Competition. For a period of one (1) year following the Executive’s termination of employment with the Company or its subsidiaries, for any reason, the Executive agrees that the Executive shall not, on behalf of the Executive or for others, directly or indirectly (whether as employee, consultant, investor, partner, sole proprietor or otherwise), be employed by, have an ownership interest in, or perform any services for a financial institution engaged in the same lines of business as the Company or its subsidiaries (“Business of the Company”) in any state of the United States where the Company or its subsidiaries are doing business. The parties agree that this provision shall not prohibit the ownership by the Executive, solely as an investment, of securities of a person engaged in the Business of the Company if (i) the Executive is not an “affiliate” (as such term is defined in Rule 12b-2 of the regulations promulgated under the Exchange Act) of the issuer of such securities, (ii) such securities are publicly traded on a national securities exchange and (iii) the Executive does not, directly or indirectly, beneficially own more than two percent (2%) of the class of which such securities are a part.

3.
No Solicitation of Employees. The Executive agrees that, both during the Executive’s employment with the Company or its subsidiaries and for a period of one (1) year following termination of the Executive’s employment with the Company or its subsidiaries for any reason, the Executive will not, directly or indirectly, on behalf of the Executive or any other person or entity, hire, engage or solicit to hire for employment or consulting or other provision of services, any person who is actively employed (or in the six (6) months preceding the Executive’s termination of employment with the Company or its subsidiaries was actively employed) by the Company or its subsidiaries, except for rehire by the Company or its subsidiaries. This includes, but is not limited to, inducing or attempting to induce, or influence or attempting to influence, any person employed by the Company to terminate his or her employment with the Company or its subsidiaries.

4.	No Solicitation of Customers. The Executive agrees that, both during the Executive’s employment with the Company or its subsidiaries and for a period of one (1) year following termination of the

Executive’s employment with the Company or its subsidiaries for any reason, the Executive will not directly, on behalf of any competitor of the Company in the Business of the Company, solicit the business of any entity within the United States who is known by the Executive to be a customer of the Company or its subsidiaries.

5.
Miscellaneous. This Agreement constitutes the full, complete and exclusive agreement between the parties pertaining to the subject matters covered, and it supersedes all prior and contemporaneous understandings or agreements pertaining to the subject matters covered hereby. This Agreement may not be amended except with a writing that specifically amends this Agreement and is signed by both parties. This Agreement is governed by the laws of the State of Michigan.

FLAGSTAR BANCORP, INC.
By_____________________ Name: Title:

EXECUTIVE:

Signature    Name (Printed)

Dated: